Issuer Free Writing Prospectus
Dated May 18, 2010
Filed Pursuant to Rule 433
Registration No. 333-165756
L-3 COMMUNICATIONS CORPORATION
Final Term Sheet
$800,000,000 4.750% Senior Notes due 2020

Issuer:	L-3 Communications Corporation
Principal Amount:	$800,000,000
Maturity Date:	July 15, 2020
Interest Rate:	4.750%
Yield to Maturity:	4.789%
Spread to Benchmark Treasury:	T+138 bps
Benchmark Treasury:	3.500% due May 15, 2020
Benchmark Treasury Price and Yield:	100-24+ / 3.409%
Interest Payment Dates:	January 15 and July 15 commencing on
January 15, 2011
Redemption Provision:	Make Whole Call at T+25 bps
Price to Public:	99.679%
Settlement Date:	T+3; May 21, 2010
CUSIP / ISIN:	502413 AZ0 / US502413AZ05
Ratings[1]:	Baa3 by Moody’s Investors Service, Inc. /
BBB- by Standard & Poor’s / BBB- by
Fitch Ratings
Joint Book-Running Managers:	Banc of America Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Credit Agricole Securities (USA) Inc.
Wells Fargo Securities LLC
Joint Lead Managers:	SunTrust Robinson Humphrey Inc.
Scotia Capital (USA) Inc.
SG Americas Securities LLC
Mitsubishi UFJ Securities (USA) Inc.
RBS Securities Inc.

Senior Co-Managers:	BNY Mellon Capital Markets LLC
ANZ Securities Inc.
Co-Managers:	HSBC Securities (USA) Inc.
U.S. Bancorp Investments Inc.
Comerica Securities Inc.
Daiwa Capital Markets America Inc.
1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the active joint book-running managers can arrange to send you the prospectus if you request it by (i) calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com; (ii) calling or e-mailing Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com (iii) calling or e-mailing Deutsche Bank Securities Inc. at 1-800-503-4611 or prospectusrequest@list.db.com.